UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 2, 2012

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 794,000 customers in Oklahoma and western Arkansas, and OGE Enogex Holdings LLC and its subsidiaries ("Enogex"), a midstream natural gas pipeline business with principal operations in Oklahoma.

On August 2, 2012, the Company issued a press release describing the Company's consolidated financial results for the quarter ended June 30, 2012, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $0.95 per diluted share for the quarter ended June 30, 2012 as compared to $1.04 per diluted share for the quarter ended June 30, 2011. At OG&E, gross margin was higher primarily due to revenues associated with various investments and higher transmission revenue partially offset by milder weather in OG&E's service territory. However, earnings were lower at OG&E primarily due to higher operating expenses associated with additional plant in service. Enogex recognized a higher gross margin primarily in its gathering and processing businesses as a result of strong volume growth partially offset by lower commodity prices. Increased operating expenses associated with system growth and a higher ownership percentage by the Company's equity partner outpaced the increase in gross margin resulting in a decrease in earnings.

OG&E posted earnings of $0.74 per diluted share for the quarter ended June 30, 2012 as compared to $0.79 per diluted share for the quarter ended June 30, 2011. Enogex posted earnings of $0.21 per diluted share for the quarter ended June 30, 2012 as compared to $0.25 per diluted share for the quarter ended June 30, 2011. The holding company posted break even results for both quarters ended June 30, 2012 and 2011. For further information, see the press release attached as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated August 2, 2012, announcing OGE Energy Corp. reports second quarter results on plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

August 2, 2012